Purchase and Substitution Agreement

        THIS PURCHASE AND SUBSTITUTION AGREEMENT (the “Agreement”), dated March 19, 2004, is by and among Merck KGaA, a German partnership limited by shares, whose principal offices are located at Frankfurter Strasse 250, 64293 Darmstadt, Germany (“MERCK”), Biomet, Inc., an Indiana corporation, whose principal offices are located at 56 East Bell Drive, Warsaw, Indiana, 46582 USA (“BIOMET”), BioHoldings UK Ltd., a United Kingdom company, whose principal offices are at Waterton Industrial Estate, Bridgend, South Glamorgan CF31 3XA, Wales, United Kingdom (“BIOHOLDINGS”), and Biomet Europe Ltd., a Delaware (USA) corporation and wholly owned subsidiary of BIOMET, whose principal offices are located at 1105 North Market Street, Suite 1300, Wilmington, Delaware, 19801, USA (“BEL”).

WITNESSETH

        WHEREAS, MERCK and BIOMET are parties to that certain Joint Venture Agreement, dated November 24, 1997, as amended (the “JVA”), which established a joint venture for the purposes of developing, manufacturing and selling biomaterials and orthopedic devices in Europe;

        WHEREAS, pursuant to the JVA, MERCK and BIOMET made certain contributions to BioMer C.V., a partnership organized and existing under the laws of The Netherlands (“PARTNERSHIP”), which was formed pursuant to the JVA and that certain Partnership Agreement (“Overeenkomst van Commanditaire Vennootschap”) dated March 16, 1998 (the “Partnership Agreement”), whereby BEL became the general partner (Beherend Vennoot) of the PARTNERSHIP, and Merck became the limited partner (Commanditaire Vennoot) of the PARTNERSHIP;

        WHEREAS, BIOHOLDINGS, a wholly owned indirect subsidiary of BEL, desires to purchase Merck’s entire interest in the PARTNERSHIP (the “Merck Interest”), represented by the capital interest defined in the PARTNERSHIP’s balance sheet at the end of the month in which Closing, as that term is defined below, occurs which capital interest consists of the line items: MERCK’s Contributed Capital, MERCK’s share in Retained Earnings and MERCK’s share in the Accumulated other Comprehensive Income (“Figures”) irrespective of the actual Figures at the end of the month in which Closing occurs, and MERCK desires to sell the Merck Interest to BIOHOLDINGS, pursuant to the terms and conditions set forth in this Agreement; and

        WHEREAS, in connection with the sale of the Merck Interest to BIOHOLDINGS by MERCK, MERCK and BIOMET mutually agree to terminate the JVA and release each other from all obligations thereunder, except as specifically provided herein.

        WHEREAS, the Board of Directors of the PARTNERSHIP has reviewed a draft of this Purchase and Substitution Agreement and has found that draft, in particular Section 10 hereof, satisfactory and in accordance with Article 14.3 of the Partnership Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, MERCK, BIOMET, BEL and BIOHOLDINGS intending to be legally bound hereby, agree as follows:

1        Sale, Purchase and Transfer of Interest

1.1
At the Closing (as defined below), BIOHOLDINGS will purchase from MERCK, and MERCK will sell and transfer to BIOHOLDINGS the Merck Interest, free and clear of all options, pledges, mortgages, charges, security interests, liens, third party rights or other encumbrances (“Encumbrances”), on the terms and subject to the conditions set forth herein.

1.2
With effect from and subject to Closing (as defined below), MERCK hereby, as far as necessary, assigns, transfers, delivers and conveys all of its rights and obligations under the Partnership Agreement free from all Encumbrances to BIOHOLDINGS who hereby accepts the same. MERCK and BEL, in their capacity of sole partners of the PARTNERSHIP, hereby expressly consent to such assignment, transfer, delivery and conveyance.

1.3
MERCK hereby grants an irrevocable Power of Attorney to BIOHOLDINGS, with the right of substitution, to effect all formalities and transactions which may otherwise be required for the effectuation of the assignment, transfer, delivery and conveyance mentioned above under Section 1.2 and furthermore to do all things BIOHOLDINGS may deem necessary or conducive in view of the further effectuation hereof.

2        Purchase Price

2.1
The purchase price for the Merck Interest (the “Purchase Price”) shall be the fixed amount of Three Hundred Million US Dollars (US $300,000,000), without any adjustment. The Purchase Price shall be payable in full by wire transfer of immediately available funds to an account designated by MERCK within three (3) business days of the later of (a) the receipt of a clearance of the transactions contemplated by this Agreement from the German Federal Cartel Office, or (b) the date hereof.

2.2
The parties hereto mutually agree that the Purchase Price of US $300,000,000 for MERCK’s 50% limited partnership interest in the PARTNERSHIP shall be valued as follows: (a) an initial amount of U.S. $178,500 representing 50% of the value of goodwill inherent in the PARTNERSHIP; (b) second, in respect of 50% of the remaining business of the PARTNERSHIP, an amount equal to its net book value as of the Closing Date; and (c) the remaining balance of the Purchase Price represents the value of 50% of the share interest in BIOMET MERCK BV held by the PARTNERSHIP as of the Closing Date. The value under this Section 2.2(a) above takes into account the supportive nature of the activities conducted at the PARTNERSHIP level.

3        Closing and Deliveries

3.1
The closing of the transactions contemplated hereunder (the “Closing”) shall take place upon the later to occur of (a) March 19, 2004, or (b) the date on which the conditions to Closing set forth in Section 4 below have been met, or any other date as may be agreed upon in writing by the parties hereto provided, however, that such date is not earlier than the date specified under subsection (b) above (the “Closing Date”).

3.2
MERCK shall deliver to BIOHOLDINGS at the Closing letters of resignation from the Board of Directors, effective as of the Closing Date, of all current directors on the Board of Directors of the PARTNERSHIP nominated by MERCK ( Dr. Michael Becker and Dr. Axel von Wietersheim) pursuant to Sections 9.1, 9.2 and 9.6 of the JVA, in which such directors waive any right for compensation for the resignation and any other liability of the PARTNERSHIP and JV ENTITY (as defined in the JVA) vis-à-vis such director

3.3	BIOHOLDINGS shall deliver to MERCK the Purchase Price in accordance with Section 2.1 hereof.

4        Conditions to Closing

The obligations of the parties to consummate the Closing are subject to the requirements as specified under any Antitrust and Competition Acts (as defined below) applicable to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

5        Representations and Warranties

5.1	MERCK represents and warrants to BIOMET, BEL and BIOHOLDINGS that:

(a)	MERCK is duly organized, validly existing and in good standing under the laws of Germany.

(b)
MERCK has full power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary partnership action by and on behalf of MERCK. This Agreement constitutes the valid and legally binding obligation of MERCK, enforceable in accordance with its terms.

(c)
The execution, delivery and performance of this Agreement by MERCK will not violate any provision of any existing law, any court order, injunction or decree applicable to MERCK or by which MERCK may be bound, the charter documents of MERCK or any agreement or instrument of MERCK by which MERCK may be bound.

(d)
MERCK has the full legal and beneficial title (volledig rechthebbende) to the Merck Interest, free and clear of any Encumbrances. The Merck Interest represents the entire interest in the PARTNERSHIP held by MERCK.

(e)
MERCK acknowledges and agrees that the terms and conditions of the transactions contemplated hereunder were arrived at on the basis of arms-length negotiations between MERCK and BIOMET, BEL and BIOHOLDINGS, that the Purchase Price reflects the fair market value of the pro rata interest of the PARTNERSHIP’s subsidiaries, and that it has not withheld from BIOMET any material information with respect to the properties, operations, assets and rights of the PARTNERSHIP and its subsidiaries.

(f)	MERCK represents and warrants that there are no pending claims made by it pursuant to Section 17 of the JVA.

(g)	MERCK is not making any representations or warranties of any nature, express or implied, concerning the Merck Interest or the PARTNERSHIP, except as set forth herein.

5.2	BIOMET, BEL and BIOHOLDINGS jointly and severally represent and warrant to MERCK that:

(a)
BIOMET is a corporation duly organized and validly existing under the laws of the State of Indiana for which the most recent required biennial report has been filed with the Secretary of State of Indiana and no articles of dissolution have been filed with the Secretary of State of Indiana.

(b)	BEL is duly organized, validly existing and in good standing under the laws of Delaware, USA.

(c)	BIOHOLDINGS is duly organized, validly existing and in good standing under the laws of the United Kingdom.

(d)
BIOMET, BEL and BIOHOLDINGS acknowledge and agree that the terms and conditions of the transactions contemplated hereunder were arrived at on the basis of arms-length negotiations between MERCK and BIOMET, BEL and BIOHOLDINGS, that the Purchase Price reflects the fair market value of the pro rata interest of the PARTNERSHIP’s subsidiaries, and that they have not withheld from MERCK any material information with respect to the properties, assets, operations and rights of the PARTNERSHIP and its subsidiaries.

(e)
BIOMET, BEL and BIOHOLDINGS each have full power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action by and on behalf of BIOMET, BEL and BIOHOLDINGS. This Agreement constitutes the valid and legally binding obligation of BIOMET, BEL and BIOHOLDINGS, enforceable in accordance with its terms.

(f)	BIOMET represents and warrants there are no pending claims made by it pursuant to Section 17 of the JVA.

(g)
The execution, delivery and performance of this Agreement by BIOMET, BEL or BIOHOLDINGS will not violate any provision of any existing law, any court order, injunction or decree applicable to BIOMET, BEL and BIOHOLDINGS or by which any of them may be bound, their respective charter documents or any agreement or instrument by which any of them may be bound.

(h)	Neither BIOMET nor BEL is making any representations or warranties of any nature, express or implied, concerning the PARTNERSHIP or their interest in the PARTNERSHIP, except as set forth herein.

6        Termination of the JVA

6.1
MERCK and BIOMET mutually agree that (i) the parties have performed all of their material obligations under the JVA, (ii) except as otherwise provided in this Agreement, the parties hereby waive any and all rights they may have under the JVA, and (iii) the JVA shall be terminated effective as of the Closing Date and shall be of no further force and effect as of said date, subject, however, to the continued effectiveness of the following provisions of the JVA which the parties hereto acknowledge and agree shall expressly survive such termination:

(a)
The non-competition restrictions contained in Section 10.1 of the JVA, the standstill restrictions and related proxy grant contained in Section 19.14 of the JVA and the no poaching restrictions contained in Section 10.3 of the JVA, shall each continue in effect for a period of five (5) years following the Closing Date;

(b)	The confidentiality obligations contained in Section 19.2 of the JVA shall survive pursuant to the terms set forth in such section; and

(c)	The arbitration provisions contained in Section 19.7 of the JVA shall survive and shall apply, mutatis mutandis, to any disputes arising in connection with this Agreement.

6.2	For the avoidance of doubt, MERCK, BIOMET and BEL acknowledge and agree that:

(a)	There were no supply and distribution agreements for Completed Projects among the PARTNERSHIP, MERCK, BEL and BIOMET;

(b)
There were no agreements or arrangements to license or supply any Completed Project (as such term is defined in the JVA) outside of the JV Territory (as such term is defined in the JVA) pursuant to Section 7.6 of the JVA under which MERCK is entitled to royalty payments;

(c)	There were no licenses or supply agreements between the PARTNERSHIP, BEL, BIOMET and MERCK or any of its affiliates pursuant to Section 11.2 of the JVA;

(d)	There were no license or supply agreements entered into between MERCK or any of its affiliates and BIOMET, BEL or the PARTNERSHIP or any of its subsidiaries pursuant to Section 11.4 of the JVA;

(e)	The indemnification provisions with respect to tax matters contained in Sections 17.2, 17.3 and 17.4 of the JVA shall not survive termination of the JVA.

6.3
MERCK and BIOMET and BEL mutually agree that the Merck Trade Name and Trademark License Agreement, dated January 30, 1998, between MERCK and the PARTNERSHIP (the “License Agreement”) shall be terminated effective as of the Closing Date and shall be of no further force and effect as of said date.

7        Covenants

7.1
MERCK and BIOMET shall (i) take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the filings pursuant to the European Union, any applicable European Union member state or other applicable antitrust and competition laws and regulations (collectively, the “Antitrust and Competition Acts”), (ii) respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other governmental authority for additional information or documentation under the Antitrust and Competition Acts and (iii) respond as promptly as practicable to all inquiries and requests received from any governmental authority with jurisdiction over the transactions contemplated hereby (or any part thereof) in connection therewith. MERCK and BIOMET shall use their commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the sale and purchase of the Merck Interest contemplated hereby under any Antitrust and Competition Act by any governmental authority with regulatory jurisdiction over the enforcement of such Antitrust and Competition Acts.

7.2
Except as provided in Section 8.2 hereof, BIOMET shall pay, or cause to be paid when due and payable, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees (“Transfer Taxes”) arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement. The Purchase Price will not be reduced for any Transfer Taxes which are the responsibility of BIOMET arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement.

7.3
The Purchase Price shall be in lieu of any income that MERCK may be or have been entitled to with respect to the Merck Interest on the basis of Article 6 of the Partnership Agreement, all of which benefits, if any, are hereby waived by MERCK. Except as provided herein, MERCK is not obligated to compensate the PARTNERSHIP for any accumulated or current losses existing at the Closing Date.

7.4	MERCK and BIOMET acknowledge and agree that:

(a)
On or before the Closing Date, MERCK and the PARTNERSHIP (or a legal entity designated by the PARTNERSHIP) will enter into mutually acceptable agreements for (i) the continued supply of specifically processed Gentamicin Sulfate for Refobacin Palacos®, (ii) the continued supply of Gentamicin Sulfate for Septopal and Septocoll, and (iii) the continued supply of Calcium Hydrogen Phosphate for Calcibon.

(b)
Commencing on the Closing Date, MERCK will continue to offer to the PARTNERSHIP and its subsidiaries a variety of ancillary support services (with the exception of any legal services) for a period of one (1) year from the Closing Date on the same terms and conditions as MERCK is currently supplying those services to the PARTNERSHIP and its subsidiaries, with one exception: MERCK will provide quality control-related services for three (3) years from the Closing Date.

(c)
For a period of eighteen (18) months following the Closing Date, MERCK will continue to provide computer hardware, software and related support services to the PARTNERSHIP and its subsidiaries on the same terms and conditions as MERCK is currently supplying those services to the PARTNERSHIP and its subsidiaries.

8        Post Closing Obligations

8.1
Notwithstanding the termination of the License Agreement (defined in Section 6.3 hereof) or the provisions of Section 6.3 of the License Agreement, from and after the Closing Date, the PARTNERSHIP and its subsidiaries shall be entitled to continue to use and sublicense the trademarks, tradenames and other intellectual property licensed to them pursuant to the License Agreement to the extent and for the periods described in this Section 8.1.

(a)
Promptly following the Closing Date, BIOMET (i) shall either file or shall cause to be filed, an amendment to the charter document (the Partnership Agreement or “Commanditaire Vennootschap” dated March 16, 1998) of the PARTNERSHIP or its successor entity, if any, and its subsidiaries changing the PARTNERSHIP name to any other name not containing the word “Merck” or “Mer” or any name likely to be confused with any of the foregoing, or take such other action as may be appropriate to effect the aforesaid change of PARTNERSHIP name, and (ii) shall amend any and all registrations required under local law (including the PARTNERSHIP’s registration in the trade register of the Chamber of Commerce in Rotterdam, The Netherlands), or take such other action as may be appropriate to reflect the aforesaid change of PARTNERSHIP name.

(b)
Commencing on the date which is six (6) months after the Closing Date, BIOMET will not use or authorize others to use (and shall undertake to cause the PARTNERSHIP and its subsidiaries not to use or authorize others to use), directly or indirectly, any corporate, firm or business name, logo, trademark, service mark, domain name or trade name which contains or incorporates, whether alone or in conjunction with any other names or words, the word “Merck” or “Mer” or any name likely to be confused with any of the foregoing, on any PARTNERSHIP e-mail, letterhead, website, website links, e-mail addresses or business cards. However, prior to such date, BIOMET, the PARTNERSHIP and the PARTNERSHIP’s subsidiaries may continue to use the word “Merck” or “Mer” or any trademarks registered and owned by MERCK or its affiliates in connection with any materials listed under this subsection (b).

(c)
Promptly following the Closing Date, BIOMET shall cease producing or causing to produce, and shall cause the PARTNERSHIP and its subsidiaries to cease producing or causing to produce, any and all signage, invoices, product labels, packaging, advertising and promotional materials, packing and shipping materials, and similar materials which contain the word “Merck” or “Mer” or any trademarks registered and owned by MERCK or its affiliates. However, BIOMET, the PARTNERSHIP and the Partnership’s subsidiaries may continue to use the word “Merck” or “Mer” or any trademarks registered and owned by MERCK or its affiliates in connection with any materials listed under this subsection (c) which are in stock at the Closing Date.

(d)	At the end of the month in which Closing occurs, BIOMET shall present MERCK a balance sheet of the PARTNERSHIP representing the Figures of the PARTNERSHIP at such month end.

8.2
Promptly following the Closing Date, MERCK shall at MERCK’s sole cost and expense take all such necessary action in order to assign and transfer, or cause the owner thereof to assign and transfer, to the PARTNERSHIP (or its designee) the patents listed in Appendix 1 hereto and the trademarks listed on Appendix 2 hereto free and clear of all Encumbrances. In addition, BIOMET has identified an additional 33 patents listed on Appendix 3 owned by subsidiaries of the PARTNERSHIP, which were previously not identified or had been scheduled for abandonment. With respect to the patents listed on Appendix 3, MERCK agrees to maintain these patents for a period not to exceed sixty (60) days following the Closing Date, and if BIOMET wishes to retain such patents, MERCK shall take all necessary action in order to assign and transfer, or cause the owner thereof to assign and transfer, to the PARTNERSHIP (or its designee)such patents at the sole cost and expense of the PARTNERSHIP.

8.3
A dispute has arisen between MERCK and Heraeus Kulzer GmbH (“Kulzer”) regarding the ownership of the bone cement Palamed (“Palamed”). Palamed was an Uncompleted Project (as such term is defined in the JVA), the ownership of which was transferred into the PARTNERSHIP by MERCK. From and after the date of this Agreement and continuing after the Closing Date, MERCK shall use good faith and reasonable efforts, including but not limited to engaging in litigation, if necessary, to preserve the PARTNERSHIP’s full rights to Palamed on behalf of the PARTNERSHIP in accordance with the terms and conditions of the Cooperation Agreement between MERCK and Kulzer signed September 5/19, 1999 (the “Cooperation Agreement ”), to the extent enforceable under applicable law and the JVA. BIOMET and/or the PARTNERSHIP expressly agree that they shall have no claims against MERCK if MERCK’S reasonable commercial efforts should fail to result in such assignment or transfer of Palamed.

8.4
Merck shall enter into a royalty-free, perpetual license agreement with the PARTNERSHIP (or a legal entity designated by the PARTNERSHIP) effective as of the Closing Date, substantially in the form attached as Exhibit A hereto, granting the PARTNERSHIP (or a legal entity designated by the PARTNERSHIP) the right to use the Refobacin trademark in connection with its Refobacin Palacos® products in all countries in which Refobacin-Palacos is currently sold (the “Refobacin Trademark License Agreement”).

8.5
MERCK shall enter into a non-exclusive, worldwide, perpetual sublicense with the PARTNERSHIP and its subsidiaries effective as of the Closing Date, substantially in the form attached as Exhibit B hereto, granting the PARTNERSHIP and its subsidiaries the right to make, have made, use and sell products under the RGD Peptide patents licensed to MERCK for applications and indications within the JV Business Field.

8.6
MERCK will reimburse the PARTNERSHIP for any and all liabilities, fees, costs and expenses, including but not limited to attorneys’ fees, incurred by the PARTNERSHIP and its subsidiaries after the Closing Date relating to or arising in connection with the defense or settlement of the Rey/Dahan/Leandri litigation pending in France.

8.7
Following the Closing, Dr. Peter Pakinskyj’s pension obligations shall be fully assumed by the PARTNERSHIP. Following the Closing, Hannes Pfefferle’s pension obligations shall be fully assumed by MERCK.

8.8
BIOMET and MERCK shall each retain their respective benefits and/or liabilities for taxes related to the formation and operation of the PARTNERSHIP from the date of formation up to and including the Closing Date.

8.9
Promptly following the Closing Date, MERCK shall cause its subsidiary, Lipha Pharmaceuticals, Inc., to transfer the ownership and associated files including, but not limited to, clinical documentation, U.S. Food and Drug Administration (“FDA”) correspondence, technical files prepared for both the Investigational New Drug (“IND”) and Orphan Drug submissions related to the IND submission and the Orphan drug designation received from FDA for Septopal.

8.10
Promptly following the Closing Date, MERCK shall enter into an exclusive, worldwide, royalty-free, perpetual license with the PARTNERSHIP and its subsidiaries granting the PARTNERSHIP and its subsidiaries the right to make, have made, use and sell MERCK’s technology related to coatings for dental fillings provided that the license will be limited to musculoskeletal products including orthopedic, spinal and dental implants (not fillings).

9        Mutual Release and Discharge

(a)
MERCK, on behalf of itself and each of its affiliates (other than the PARTNERSHIP), and its subsidiaries, its officers, directors, employees and agents, and their respective successors and assigns (the “MERCK Group”), hereby fully and forever discharges and irrevocably releases BIOMET, the PARTNERSHIP, BIOHOLDINGS, BEL and their respective affiliates, officers, directors, employees and agents and their respective successors and assigns (the “BIOMET Group”) from any and all claims, demands, actions, suits, causes of action and liabilities of whatever kind and nature, whether in law or in equity and whether known or unknown, which any of the MERCK Group ever had, now has or hereafter can, shall or may have against any of the BIOMET Group, in each case, for, upon or by reason of or arising out of the JVA, including, without limitation, the payment (or non-payment) by the PARTNERSHIP of any income or benefits owed or claimed to be owed to MERCK under Article 6 of the Partnership Agreement at any time prior to the date hereof, except for the liabilities, duties and obligations created by or arising under this Agreement or the sections of the JVA that survive the termination of the JVA pursuant to the JVA or this Agreement.

(b)
The BIOMET Group hereby fully and forever discharges and irrevocably releases the MERCK Group from any and all claims, demands, actions, suits, causes of action and liabilities of whatever kind and nature, whether in law or in equity and whether known or unknown, which any of the BIOMET Group ever had, now has or hereafter can, shall or may have against any of the MERCK Group, in each case, for, upon or by reason of or arising out of the JVA, including, without limitation, the claim by BIOMET that MERCK is required to make additional capital contributions to the COMPANY pursuant to Section 18.2 of the JVA because MERCK has not assigned or otherwise transferred to the COMPANY those certain Lieferverträge I and II between Kulzer and MERCK, both signed on April 4/30, 1996, and the Cooperation Agreement, except for the liabilities, duties and obligations created by or arising under this Agreement or the sections of the JVA that survive the termination of the JVA pursuant to the JVA or this Agreement.

(c)
It is expressly understood and agreed that the mutual release and discharge contained in this Section 9 is being delivered solely for the purpose of terminating any existing or potential claims or disputes arising out of or relating to the JVA, and shall not be construed as an admission of any breach of duty or law on the part of any party.

(d)
It is expressly understood and agreed that the mutual release and discharge contained in this Section 9 does not release MERCK of its obligations arising from the warranties contained in Section 14.3 of the JVA and relating to the MERCK Shares (as defined in the JVA) or its obligations to effectuate the legal transfer of the Merck Shares (as defined in Section 4.2 of the JVA) to the JV Entities as agreed in Section 4.2 of the JVA, as far as such assignment or transfer has not taken place and except as explicitly agreed otherwise in this Agreement.

(e)
Each member of the MERCK Group, on the one hand, and each member of the BIOMET Group, on the other hand, hereby irrevocably covenants and agrees to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any litigation, action or proceeding of any kind with respect to a claim against any member of the other group based upon any matters released hereby.

10        Substitution

        The parties, for the avoidance of doubt, including BIOHOLDINGS as a substitute partner under Article 14.3 of the Partnership Agreement, hereby agree that BIOHOLDINGS will, effective as of the Closing, be bound by all the provisions of the Partnership Agreement, dated March 16, 1998, as if originally a party thereto and substitute MERCK as the limited partner in the PARTNERSHIP effective as of and subject to the Closing.

11        Termination

        Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date: (a) by the mutual written consent of MERCK and BIOMET, or (b) by written notice from either MERCK or BIOMET if the Closing shall not have occurred on or prior to June 30, 2004.

12        Entire Agreement; Amendment

        This Agreement supersedes all prior or contemporaneous agreements or understandings, written or oral, of the parties relating to the subject matter hereof. This Agreement may be amended or modified only by an instrument signed by the parties or their duly authorized agents. The invalidity, illegality or unenforceability for any reason of any one or more provisions of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement.

13         Governing Law; Jurisdiction

        This Agreement will be governed by and construed in accordance with the substantive laws of The Netherlands, irrespective of any country’s or state’s conflict of law rules to the contrary. The provisions hereof will, to the greatest extent possible, be interpreted in such a manner as to comply with the applicable law, but if any provision hereof is, despite such interpretation, determined to be invalid, void or unenforceable, the remaining provisions of this Agreement will not be affected thereby but will remain in full force and effect and be binding upon the parties.

14        Assignment

        This Agreement will be binding on the parties and their affiliates and the successors and assigns of each of them. Except as otherwise provided in this Agreement, neither party may assign its rights, duties or interests hereunder in whole or in part without the prior express written permission of the other party.

15        Cooperation

        Each party shall take such further actions and execute such further documents as may be reasonably requested by the other party in order to carry out the provisions of this Agreement. MERCK shall, at any time, and from time to time, from and after the date hereof, upon the reasonable request of BIOMET (without further consideration and at no additional cost), do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as BIOMET may reasonably request in order to ensure the full transfer of beneficial ownership and control of the Merck Interest to BIOMET (or its designees).

16        Expenses

        Each of the parties hereto shall bear its expenses separately incurred in connection with the execution and delivery of this Agreement and with the performance of its respective obligations hereunder. The parties represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby. Each party shall indemnify and hold the other party harmless from and against all claims, damages and expenses, including reasonable attorneys’ fees, arising out of any claim for brokerage or finder’s fees or commissions related to the transactions contemplated by this Agreement.

17        Notices

        All notices, requests, demands or other communications hereunder shall be in English and shall be made either by registered airmail letter, postage prepaid, return receipt requested or by facsimile or electronic mail directed to the other party as provided below:

        If to MERCK:

Address:	Frankfurter Strasse 250, 64293 Darmstadt, Germany
Fax No.:	+49-6151-72-3882
E-mail:	Klaus-Peter.Brandis@merck.de
Attention:	Mr. Klaus-Peter Brandis

        If to BIOMET, BEL or BIOHOLDINGS:

Address:	56 East Bell Drive, Warsaw, Indiana U.S.A. 46582
Fax No.:	+574-372-1960
E-mail:	Dan.Hann@Biometmail.com
Attention:	Daniel P. Hann, Senior Vice President and General Counsel

18        Counterparts

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

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        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

BIOMET, INC. By: /s/ Dane A. Miller By: BIOMET EUROPE LTD. By: /s/ Dane A. Miller By:	MERCK KGaA By: /s/ Bernard Scheuble By: /s/ Michael Becker BIOHOLDINGS UK LTD. By: /s/ Dane A. Miller By: